EXHIBIT 10.2

Radian Group Inc. Savings Incentive Plan

Amended and Restated Effective January 1, 1997

Amendment No. 7

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”) as restated in its entirety effective January 1, 1997 and subsequently amended for the benefit of its eligible employees and the eligible employees of the Participating Companies; and

WHEREAS, the Company, pursuant to the provisions of Section 11.1(a) of the Plan, has the ability to amend the Plan by action of an executive officer to effect a change that is legally necessary, improves clarity, promotes administrative convenience or is non-material; and

WHEREAS, the Company, in conjunction with the pending termination of the Radian Group Inc. Pension Plan, anticipates the distribution of rollover-eligible amounts to certain individuals; and

WHEREAS, the Company desires to amend the Plan as necessary to clarify the class of individuals who may transfer a qualified plan distribution to this Plan and the permissible source of any such transferred distributions.

NOW, THEREFORE, the Plan is hereby amended, in the following respects, effective as of the date indicated:

1.	Effective January 1, 2008, Section 3.9(a) of the Plan is amended by adding the following new paragraphs to the end thereof to read as follows:

“Notwithstanding the above language, any Participant (whether a current or a former Employee) with an Account in the Plan at the time that distributions are offered in conjunction with the termination of the Radian Group Inc. Pension Plan may transfer (or have transferred directly) to the Fund all or a portion of his interest in the Pension Plan to the extent such interest qualifies as an “eligible rollover distribution” within the meaning of Code Section 402(c)(4).

Additionally, with respect to any transfer made under this subsection, such transfer shall be permissible if the Plan Administrator reasonably concludes that the transfer is a valid rollover contribution as set forth in IRS Reg. §1.401(a)(31)-1, Q & A 14. The Plan Administrator shall promptly return to the Participant any contribution later determined to be an invalid rollover contribution together with any earnings attributable thereto.”

WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 7 to be executed by its duly authorized party on this 7th day of April, 2008.

Radian Group Inc.

By:	/S/ ROBERT E. CRONER

Title:	EVP, Human Resources